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                            STOCK EXCHANGE AGREEMENT

         This STOCK EXCHANGE AGREEMENT ("Agreement") is made this 8th day of November 1999, by and among Colonial Direct Financial Group, Inc., a Delaware corporation, with offices at 1499 W. Palmetto Park Road, Suite 312, Boca Raton, Florida 33486 ("Buyer"), Jeffrey S. Kahn ("Kahn"), an individual, and Richard H. Waxman ("Waxman"), an individual (Kahn and Waxman sometimes hereinafter collectively referred to as "Sellers").

                                   Background

         WHEREAS, Sellers are the sole stockholders of KWT Consultants, Inc., a Florida corporation (the "Company"), which currently operates an employee benefits consulting business with offices located at 2101 NW Corporate Blvd., Suite 2130, Boca Raton, Florida 33431-7343 (the "Office") and furnishes certain employee benefits consulting and administration services, by and through its employees, agents, third party administrators and other subcontractors.

         WHEREAS, Sellers wish to transfer to Buyer all of Sellers' right, title, and interest in and to all of the outstanding shares of capital stock of the Company (the "Stock") in exchange solely for Buyer's voting stock, and Buyer wishes to acquire all of Sellers' right, title, and interest in and to the Stock subject to and upon the terms and conditions set forth herein; and

        WHEREAS, Sellers and Buyer intend that the sale contemplated hereunder will qualify as a tax free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW THEREFORE, in reliance on the representations, warranties and agreements described herein, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

                                     Terms

        1. Exchange of Stock. At the Closing (as defined in Section 1.3) and subject to the terms and conditions of this Agreement, Sellers shall exchange, transfer, assign, and deliver to Buyer, and Buyer shall accept from Sellers, all of Sellers' right, title, and interest in and to the Stock, in exchange solely for voting common stock of the Buyer as provided in Section 2.

        1.2. Delivery of Stock. At the Closing, Sellers shall deliver to Buyer a certificate or certificates representing ownership of the Stock, duly endorsed for transfer or with proper stock powers therefor, so that the Stock is negotiable for delivery.

        1.3. Closing Date. Subject to satisfaction of all conditions set forth herein, the closing (the "Closing") of the exchange of stock contemplated pursuant to the terms of this Agreement shall take place no event later than November 8, 1999, at the law offices of Dreier & Baritz LLP, 150 E. Palmetto Park Road, Suite 401, Boca Raton, FL 33432 (the "Closing Date").

         1.4. Release by Sellers. Effective on the Closing Date and unless otherwise disclosed in this Agreement, each Seller hereby releases the Company from any and all claims of Seller, arising before the Closing Date.

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         2. Exchange Price. Payment by Buyer for the Stock shall be effected by
Buyer delivering to Sellers 144,444 shares of its voting Common Stock, free and clear of any liens or encumbrances, which at the time of Closing will represent 3.7% of the issued and outstanding Shares of the Buyer and, after the transactions set forth on Schedule 1 are consummated, represent no less than 2.7% of the issued and outstanding Shares of the Buyer.

         3. Deliveries of Buyer. At the Closing, Buyer shall: (i) cause to be delivered 144,444 shares of its Common Stock, such Common Stock shall be duly issued, fully paid for and non-assessable; (ii) Employment Agreement in the form as attached hereto as Exhibit "A" executed by it; and (iii) together with Sellers, execute and deliver such other documents as Buyer or Sellers may reasonably request to effectuate the transactions contemplated by this Agreement.

         4. Deliveries of Sellers. At the Closing, Sellers shall (i) deliver a duly executed stock powers transferring the Stock to the Buyer; (ii) Employment Agreement in the form as attached hereto as Exhibit "B" duly executed by Kahn; and (iii) together with Buyer, execute and deliver such other documents as Buyer or Sellers may reasonably request to effectuate the transactions contemplated by this Agreement.

         5. Reporting/Books and Records.

             a. Company's Books. Sellers have provided Buyer access to the Company's books and records, and copies as requested of, which Sellers believe are true and correct to the best of their knowledge in all material respects, which books and records contain all financial information necessary to ascertain the revenue generated by the Company through December 31, 1998, and for the interim period of January 1, 1999 through July 31, 1999, and will, at or prior to Closing Date, provide to Buyer access to and copies as requested of such updated books and records up to and including the Closing Date.

             b. Buyer's Books. Buyer has provided Sellers access to its and its subsidiaries books and records which Buyer believes are true and correct in all material respects to the best of its knowledge, containing all financial information necessary to ascertain the revenue generated by the Buyer and its subsidiaries through December 31, 1998, and for the interim period of January 1, 1999 through July 31, 1999, and will, at or prior to Closing Date, have provided to Sellers access to such updated books and records up to and including the Closing Date.

             c. Future Revenues. Neither party makes any representation or guaranty as to future revenues.

         6. Representations and Warranties of Seller. Except as provided in
Schedule 2, the Sellers represent, warrant and agree that:

             a. Ownership of Business/Absence of Claims. Kahn and Waxman are the sole record and beneficial owners of the outstanding Stock of the Company and such Stock is fully paid for and non-assessable and is free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind.

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             b. Authority. Sellers, jointly and severally, have the full right, power and authority to enter into and to perform this Agreement and all other agreements, certificates and documents executed or delivered, by Sellers in connection herewith. This Agreement has been duly authorized, executed and delivered by Sellers, and is a legal, valid and binding obligation of Sellers, enforceable in accordance with its terms.

             c. Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Company has no subsidiaries nor does it have any other interest of any kind in any corporation, partnership, joint venture, association or other entity.

             d. Capital Stock. The authorized capital stock of the Company consists of 200 shares of common stock, of which 20 are issued and outstanding. No person, firm or corporation has any agreement, option, right or privilege, whether preemptive or contractual, capable of becoming an agreement for the purchase or acquisition of any bonds, debentures, shares or other securities of the Company.

             e. Defaults. To the best of Seller's knowledge, the Company is not in default under or in violation of any contracts, leases, or agreements to which it is a party. All such contracts, leases, and agreements are now in full force and effect and neither the Company, Kahn nor Waxman is aware of any violation or notice of termination or intent to terminate, with respect to any contracts, leases or agreements to which the Company is a party.

             f. Litigation. To the best of their knowledge, neither the Company, Kahn nor Waxman is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge and neither is a party nor is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

             g. Taxes. The Company has filed all federal, state and local tax returns required to be filed by it as of the date of this Agreement and has paid, or made provision for payment, of all (i) taxes due for the periods covered by such returns, (ii) all payments of estimated taxes and (iii) all deficiencies assessed as a result of any examination of such returns. The Company has not been granted any extension of the limitation period applicable to any claim for taxes or assessments.

             h. Compliance with Laws. To the best of the Seller's knowledge, the Company always has conducted its business in compliance with all applicable laws and regulations and all orders of any governmental authority having jurisdiction over it. The Company has all licenses, permits and authorizations necessary to conduct its business.


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             i. Status of and Relationship with Clients. The Company has established oral and/or written relationships with each of the clients and third party administrators as described in the attached Schedule 3, each of whom has engaged in business with the Company within the last twenty four (24) months. To the best of Seller's knowledge, the Company's relationship with each client remains positive and there is no impediment to a continued relationship therewith and further, neither the Company, Kahn nor Waxman has actual notice of the intention of any client not to continue its relationship with the Company which would have a material financial impact on the Company.

             j. Maintenance of the Business. Sellers represent and warrant that from and after the execution of the Letter of Intent on August 4, 1999 to the present, the Company has operated its business consistently and substantially in accordance with the operation thereof prior to such date and from August 4, 1999 to the present there have been no material changes thereto.

             k. Certain Obligations. Sellers represent that the Company currently has a sublease with Kahn and Waxman, P.A. attached hereto as Exhibit "B", an existing obligation to Iven R. Taub pursuant to the agreement attached hereto as Exhibit "C", which obligations together with those disclosed or otherwise incurred in the ordinary course will be the continuing obligations of the Company.

         7. Representations and Warranties of Buyer. Buyer represents, warrants and agrees that:

             a. Authority. Buyer has the full right, power and authority to enter into and perform under and pursuant to this Agreement. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms. Buyer has taken all the requisite corporate action necessary to effectuate the terms of this Agreement.

             b. Organization and Standing. The Buyer and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws in which it was incorporated. Except as provided on Schedule 4, the Buyer has no other subsidiary corporations nor does it have any other interest of any kind in any corporation, partnership, joint venture, association or other entity.

             c. Defaults. To the best of Buyer's knowledge, neither the Buyer nor any of its subsidiaries is in default under or in violation of any contracts, leases, agreements to which any of them is a party. All such contracts, leases and agreements are now in full and effect and neither the Buyer nor any of its subsidiaries is aware of any violation or notice of termination or intent to terminate, with respect to any contracts, leases or agreements to which the Buyer or any of its subsidiaries is a party.

             d. Access to the Company by Buyer. Buyer has had free and full access during normal business hours to the Company's assets, premises, books and records, clients and key employees, and have had the opportunity to ask questions and receive answers about the past performance and current and future prospects of the Company's business and assets.

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             e. Litigation. Other than as disclosed in Schedule 5, neither Buyer nor any of its subsidiaries is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge and, to the best of Buyer's knowledge is not a party nor is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

             f. Taxes. The Buyer and each of its subsidiaries have filed all federal, state and local tax returns required to be filed by each of them as of the date of this Agreement, and has paid, or made provision for payment, of all (i) taxes due for the periods covered by such returns, (ii) all payments of estimated taxes, and (iii) all deficiencies assessed as a result of any examination of such returns. Neither the Buyer nor any of its subsidiaries has been granted any extension of the limitation period applicable to any claim for taxes or assessments.

             g. Compliance With the Laws. To the best of Buyer's knowledge, the Buyer and each of its subsidiaries has always conducted their respective businesses in compliance with all applicable laws and regulations, and all orders of any governmental authority having jurisdiction over any of them. The Buyer and each of its subsidiaries have all licenses, permits and authorizations necessary to conduct its business.

             h. Maintenance of the Business. Buyer represents and warrants that from and after the execution of the letter of intent on August 4, 1999 to the present, the Buyer and each of its subsidiaries have operated their respective businesses consistently and substantially in accordance with the operation thereof prior to such date and from August 4, 1999 to the present there have been no material changes thereto.

         8. Condition Subsequent/Completion of Initial Public Offering. As a condition subsequent, Buyer shall complete an initial public offering ("IPO") of its Common Stock in an amount not less than $10,000,000 within eighteen months of the Closing Date; provided, however that in the event an IPO is not completed prior to such eighteen month period, Buyer shall at Sellers option (exercised within a reasonable period of time), promptly unwind this exchange, and all of the shares exchanged hereby shall be returned to the original owners, as appropriate and all confidential information relative to the Company shall be returned to the Company shall not be used by the Buyer for any purpose except with the written consent of the Sellers.

         In order to facilitate an unwinding if required, after the Closing Date until said condition subsequent is satisfied or waived by the Sellers, the Buyer agrees to maintain the Company as a separate subsidiary entity and will maintain in it all assets required with respect to business operations, including all intangible such as names (i.e. "KWT Consultants") and phone numbers, and otherwise operate the business as historically operated. The Buyer shall, however, be permitted to use its name in connection with the Company during this time period.


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         In the event the Sellers elect to unwind the transaction, all
Agreements between the parties, including the Employment Agreement between Kahn and the Buyer, including all restrictive covenants, shall be of no further force and effect as to the Sellers, it being the intention of the parties to put Sellers and the Company in their original positions.

         During the pre-IPO period, each of the Sellers, as stockholders of the Buyer, shall be entitled to registration rights or otherwise cause their shares in Buyer to be registered on substantially the same basis (but adjusted for relative stock holdings) as afforded any other stockholder of the Buyer.

         9. Survival of Representations and Warranties. All representations and warranties made herein shall be true and correct at and as of the Closing and shall survive the consummation of the transactions provided for in this Agreement.

         10. Employment Agreement. Kahn shall enter into an Employment Agreement with the Buyer, in substantially the form attached hereto at Exhibit "B".

         11. Non-Compete Agreement. Provided Buyer timely tenders all payments due hereunder each of the Sellers agrees that from and after the Closing and for a period ending three (3) years after the Closing Date, the Sellers shall not
(i) directly or indirectly, individually or through family members, or as a partner, employee or shareholder of any person or entity engage in the employee benefits consulting and administration business ("Business") within the area of 100 miles of Boca Raton; (ii) solicit, serve, direct or disseminate information concerning the Business; (iii) solicit, encourage or advise clients of the Company who were clients during the two (2) year period prior to the Closing Date, to cease doing business therewith or otherwise engage in such Business with any other individual or entity; (iv) induce or attempt to induce any other employee of the Company or any other person to refrain from doing business with the Buyer or with any entity operated by Buyer; or (v) solicit, encourage or advise any employees of Buyer to terminate employment with Buyer for any reason whatsoever. The Sellers recognize and agree that the limitations set forth herein are reasonable and necessary for the protection of the goodwill of the business of Buyer. Notwithstanding the foregoing, the Sellers reserve the right to provide services defined in the Business to the clients set forth on Schedule
6. In the event Buyer materially breaches this Agreement, including specifically the failure to timely complete a public offering as provided in Section 8, or the Employment Agreement (including a termination without cause) Sellers shall not be subject to this Non-Compete Agreement.

         Notwithstanding anything set forth herein to the contrary, the Buyer acknowledges that each of the Sellers is engaged and will continue to engage in the practice of law, including in the employee benefits area, and nothing in this Agreement or the Employment Agreement shall be construed to limit or restrict service within the scope that legal practice as reasonably determined by the Sellers which services may include incidental benefit services not exclusively within the practice of law. Furthermore, nothing herein shall require either of Sellers to take or fail to take any action which violates any rule applicable to them as attorneys, including rules regarding fee splitting, exclusive referrals, and/or referrals to an entity in which Sellers' have an economic interest.

         12. Brokers. Each of the parties acknowledges that he or it has not dealt with a broker or any other person entitled to a fee or commission with respect to the transaction contemplated by this Agreement. In the event either party breaches this Section, said party shall satisfy that obligation or otherwise indemnify and hold harmless the other party(ies) for any liability to said person.

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         13. Further Assurances. The parties shall cooperate and take such actions, and execute such documents, as either may reasonably request in order to carry out the provisions or purposes of this Agreement.

         14. Assignment and Delegation. Neither of the parties may assign this Agreement or any of their rights and obligations hereunder.

         15. Notices. All notices or other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: the second business day after being sent via a nationally recognized overnight delivery service, to the addresses set forth above, or such other address as any party hereto may from time to time designate in a writing delivered pursuant hereto.

         16. Entire Agreement/Integration. This Agreement sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement can be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

         17. Company Property. On the Closing Date of this transaction, Sellers shall provide to Buyer all documents, books, records, inventory, materials, keys and personal property in Sellers' possession used in the operation of the Business.

         18. Use of Corporate Name. Subject to an unwinding as provided in
Section 8, it is expressly understood and agreed that from and after the Closing hereof, Buyer shall have the absolute right to use and ownership of the name "KWT Consultants".

         19. Mutual Indemnity. The Buyer on the one hand and the Sellers on the other hereto hereby mutually agree to indemnify, defend and hold the other harmless from and against (i) in the case of the Sellers, any and all costs, losses, claims, demands and liabilities, including reasonable attorneys' fees and costs, which arise out of or relate to any breach by the other of any of the terms or conditions of this Agreement; or any other act of the other not authorized under the terms of this Agreement which arose prior to the Closing Date unless disclosed to Buyer or which occurred in the ordinary course of business, and (ii) in the case of the Buyer, any and all costs, losses, claims, demands and liabilities, including reasonable attorneys' fees and costs, which arise out of or relate to any breach by Buyer of any of the terms or conditions of this Agreement; or any other act of the other not authorized under the terms of this Agreement whether any such act of the other is in connection with Buyer's or any of its subsidiaries' business, or is not so connected, which arose prior to the Closing Date, but as to the Company as it relates to the period after the Closing Date. The terms and conditions of this Section 19 shall survive termination of this Agreement. At the option of Sellers, if indemnification is required by either of them under this Agreement, said obligation may be satisfied in Buyer's Common Stock received by the Sellers hereunder at a value of no less than $9.00 per Share and the Sellers shall not be subject to indemnification for an amount greater than the number of Buyer's Common Stock received by each of them hereunder.

         20. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of Florida, without reference to its rules as to conflicts of law.

         21. Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida, and that therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable law or court rules in said state.

         22. Expenses. Unless provided herein to the contrary, each party is responsible for its or his own expenses, including attorneys' fees and costs, associated with this transaction.

         23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



                           [signature page to follow]





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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                                       BUYER:

                                       COLONIAL DIRECT FINANCIAL
                                       GROUP, INC., a Delaware corporation

                                       By:    /s/ Rodney G. Smith
                                              ---------------------------
                                       Name:  Rodney G. Smith
                                       Title: President

                                       SELLERS:


                                       /s/ Jeffrey S. Kahn
                                       ----------------------------------
                                       Jeffrey S. Kahn

                                       /s/ Richard H. Waxman
                                       ----------------------------------
                                       Richard H. Waxman